Exhibit 5.1

Reply to the Attention of	Toronto Office
Direct Line	416-865-7000
Our File No.	235565
Date	November 5, 2015

Mad Catz Interactive, Inc.

10680 Treena Street,

Suite 500

San Diego, California

92131

Dear Sirs:

Re:	Mad Catz Interactive, Inc. – Registration Statement on Form S-3 and Prospectus Supplement

We have acted as Canadian counsel to Mad Catz Interactive, Inc. (the “Corporation”) in connection with the filing by the Corporation with the United States Securities and Exchange Commission of a Prospectus Supplement to a Registration Statement on Form S-3 and Prospectus dated November 5, 2014 (collectively the Prospectus Supplement and the Registration Statement are herein collectively referred to as the “Registration Statement”), registering such number of common shares of the Corporation as will have an aggregate offering price of up to U.S.$25,000,000 (the “ATM Shares”) to be offered pursuant to an At the Market Offering Agreement entered into with Ascendiant Capital Markets, LLC (the “ATM Agreement”).

In providing the opinions set forth herein, we have examined such documents and corporate records of the Corporation as we have deemed necessary as the basis for such opinions, including a certificate of an officer of the Corporation dated November 5, 2015 certifying certain factual matters including, among other things, the resolutions of the Board of Directors of the Corporation dated November 4, 2015, which we have assumed remain in full force and effect unamended as of the date hereof. In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof. In particular, in respect of the opinion expressed in paragraph 1 below, we have relied upon a Certificate of Compliance dated November 5, 2015 issued by Industry Canada in respect of the Corporation pursuant to the provisions of the Canada Business Corporations Act.

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

McMillan LLP | Brookfield Place, 181 Bay Street, Suite 4400, Toronto, Ontario, Canada M5J 2T3 | t 416.865.7000 | f 416.865.7048

Lawyers | Patent & Trade-mark Agents | Avocats | Agents de brevets et de marques de commerce

Vancouver | Calgary | Toronto | Ottawa | Montréal | Hong Kong | mcmillan.ca

We are qualified to practice law in the Province of Ontario, Canada and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Corporation is a corporation incorporated and existing under the Canada Business Corporations Act.

2.	The ATM Shares have been validly authorized and allotted and reserved for issuance and when issued in accordance with the terms of the ATM Agreement, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Yours truly,